EXHIBIT 99.1

Edgewater Reports Q4 2011 Results

18% Year-over-Year Growth in Fourth Quarter Service Revenue; Exceeds $100 Million in Full Year 2011 Total Revenue

WAKEFIELD, Mass., Feb. 29, 2012 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW) (www.edgewater.com, "Edgewater" or the "Company"), a strategic consulting firm that brings a synergistic blend of business advisory and product-based consulting services to its clients, today announced financial results for its fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter Results

Financial results and utilization for the quarter ended December 31, 2011:

  Total revenue increased 12.2% to $26.4 million compared to $23.5 million in the fourth quarter of 2010;
  Service revenue increased 17.9% to $20.8 million compared to service revenue of $17.7 million in the fourth quarter of 2010;
  Gross profit was $9.9 million, or 37.5% of total revenue, compared to $9.0 million, or 38.0% of total revenue, in the fourth quarter of 2010;
  Gross profit margin related to service revenue was 41.6% compared to 39.5% in the fourth quarter of 2010;
  Utilization was 75.6% in each of the fourth quarter of 2011 and the fourth quarter of 2010;
  Net loss was $(1.9) million, or $(0.17) per diluted share, compared to a net loss of $(157) thousand, or $(0.01) per diluted share, in the fourth quarter of 2010. The reported net loss in the fourth quarter of 2011 is attributable to a non-cash lease abandonment charge of $2.2 million, while the Company's fourth quarter 2010 net loss was directly associated with the Company's recording of $950 thousand of potential sales and use tax liability discovered in connection with our investigation into the Fullscope embezzlement issue as a period expense;
  Adjusted EBITDA was $1.6 million, or 6.1% of total revenue and $0.14 per diluted share, compared to $2.0 million, or 8.3% of total revenue and $0.16 per diluted share, in the fourth quarter of 2010; and
  Cash flow used in operating activities was $(25) thousand compared to cash flow provided by operating activities of $1.6 million during the fourth quarter of 2010. Fourth quarter 2011 cash flow from operating activities was affected by the timing of collections on outstanding receivable balances at the end of the year.

Full Year Results

Financial results and utilization for the fiscal year ended December 31, 2011:

  Total revenue increased 15.7% to $102.4 million compared to $88.5 million in fiscal 2010;
  Service revenue increased 15.1% to $79.2 million compared to $68.8 million in fiscal 2010;
  Gross profit was $38.7 million, or 37.8% of total revenue, compared to $32.1 million, or 36.2% of total revenue, in fiscal 2010;
  Gross profit margin related to service revenue was 39.3% compared to 38.1% in fiscal 2010;
  Utilization was 75.8% compared to 73.5% in fiscal 2010;
  Net income was $344 thousand, or $0.03 per diluted share, compared to a net loss of $(23.6) million, or $(1.93) per diluted share, in fiscal 2010. Our 2011 full year net income was reduced by a fourth quarter non-cash lease abandonment charge of $2.2 million, while our 2010 full year net loss was primarily the result of a third quarter non-cash charge of $21.9 million in connection with an increase to our previously established deferred tax valuation allowance and, to a lesser extent, our fourth quarter charge of $950 thousand of potential sales and use tax liability discovered in connection with our investigation into the Fullscope embezzlement issue as a period expense;
  Adjusted EBITDA was $7.9 million, or 7.7% of total revenue and $0.65 per diluted share, compared to Adjusted EBITDA of $4.8 million, or 5.5% of total revenue and $0.40 per diluted share, in fiscal 2010; and
  Cash flow provided by operating activities was $5.8 million compared to cash flow provided by operating activities of $698 thousand in fiscal 2010.

Adjusted EBITDA, Adjusted EBITDA per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue are Non-GAAP financial measures. A reconciliation of these measures to their most directly comparable GAAP measures is included in the financial data accompanying this press release.

Business Trends; Outlook

"2011 has been a banner year for Edgewater. For the full year, we achieved a significant milestone by exceeding $100 million in total revenues and are reporting double-digit growth in both total revenue and service revenue. Other positive highlights for the year include improved gross margins, the stabilization of billable consultant utilization rates, improved Adjusted EBITDA performance and the generation of solid operating cash flow," commented Shirley Singleton, Edgewater's Chairman, President and Chief Executive Officer.

"We are also pleased to see that we were able to hold the line during the fourth quarter of 2011, which is typically a soft quarter due to the seasonal influences of the holiday season.  We are reporting service revenue growth on both a year-over-year and sequential basis and are reporting Adjusted EBITDA of $1.6 million during the fourth quarter of 2011, despite the absence of quarterly revenue associated with the Fullscope process-related contracts and our strategic investment in the development of new intellectual property focused around the Microsoft Dynamics AX platform," continued Ms. Singleton.

"As for 2012, we continue to see expansion in the Microsoft and Oracle channels.  While the first quarter has historically been one of our lower service revenue quarters, we are anticipating first quarter 2012 service revenue to be flat on a sequential basis and up on a year-over-year basis.  For the 2012 full year, we are targeting double-digit organic service revenue growth, as compared to 2011 full year service revenue," concluded Ms. Singleton.

Fourth Quarter and Full Year Conference Call Details

Edgewater has scheduled a conference call for Wednesday, February 29, at 10:00 a.m. (ET) to discuss its fourth quarter and full year 2011 financial results and other matters. To listen to the call, you can participate by webcast on Edgewater's investor relations website at http://ir.edgewater.com or you can dial 877-713-9347. Investors are advised to dial into the call at least ten minutes prior to the call to register.

A replay of the conference call can be accessed via Edgewater's investor relations web site at http://ir.edgewater.com or by dialing 855-859-2056 (Conference ID: 49865055) from 1:00 p.m. ET Wednesday, February 29 through 11:59 p.m. ET Wednesday, March 14.

About Edgewater

Edgewater is a strategic consulting firm that brings a synergistic blend of advisory and product-based consulting services to our client base. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. We work with clients to reduce costs, improve process and increase revenue through the judicious use of technology.

Edgewater provides services under brand names such as Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, visit www.edgewater.com or call 800-410-4014.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

Forward-Looking Statements

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our expected first quarter 2012 service revenue on both a sequential and year-over-year basis, our targeted 2012 full year service revenue growth on a year-over-year basis and our anticipated expansion in Microsoft and Oracle channels. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecasted, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) failure to obtain new customers or retain significant existing customers; (2) the loss of one or more key executives and/or employees; (3) changes in industry trends, such as a decline in the demand for Business Intelligence ("BI"); Enterprise Performance Management ("EPM") and Enterprise Resource Planning ("ERP") solutions, custom development and system integration services and/or declines in industry-wide information technology ("IT") spending, whether on a temporary or permanent basis and/or delays by customers in initiating new projects or existing project milestones; (4) inability to execute upon growth objectives, including new services and growth in entities acquired by our Company; (5) adverse developments and volatility involving economic, geopolitical or technology market conditions; (6) unanticipated events or the occurrence of fluctuations or variability in critical accounting policies and estimates; (7) delays in, or the failure of, our sales pipeline being converted to billable work and recorded as revenue; (8) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our services; (9) any changes in ownership of the Company or otherwise that would result in a limitation of the net operating loss carry forward under applicable tax laws; (10) the failure of the marketplace to embrace advisory and product-based consulting services; (11) changes in the market for leased office space and/or (12) failure to make a successful claim against the Fullscope escrow account. In evaluating these statements, you should specifically consider various factors described above as well as the risks outlined under Item I "Business – Factors Affecting Finances, Business Prospects and Stock Volatility" in our 2010 Annual Report on Form 10-K filed with the SEC on March 31, 2011. These factors may cause our actual results to differ materially from those contemplated, projected, anticipated, planned or budgeted in any such forward-looking statements.

Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. Except as required by law, we undertake no obligation to update any of the forward-looking statements after the date of this Press Release to conform such statements to actual results.

Selected Financial Data:

EDGEWATER TECHNOLOGY, INC.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue:
Service revenue	$ 20,841	$ 17,680	$ 79,239	$ 68,843
Software	3,772	3,632	13,064	11,508
Royalty revenue	--	700	2,734	2,341
Reimbursable expenses	1,792	1,524	7,406	5,853
Total revenue	26,405	23,536	102,443	88,545

Cost of revenue:
Project and personnel costs	12,170	10,695	48,078	42,640
Software costs	2,537	2,363	8,262	7,977
Reimbursable expenses	1,792	1,524	7,406	5,853
Total cost of revenue	16,499	14,582	63,746	56,470
Gross profit	9,906	8,954	38,697	32,075

Selling, general and administrative	8,690	8,249	32,307	30,263
Lease abandonment charge	2,230	--	2,230	--
Depreciation and amortization	723	1,012	2,846	4,023
Operating (loss) income	(1,737)	(307)	1,314	(2,211)

Interest income and other, net	23	12	(127)	34
(Loss) income before income taxes	(1,714)	(295)	1,187	(2,177)

Income tax provision (benefit)	192	(138)	843	21,395
Net (loss) income	$ (1,906)	$ (157)	$ 344	$ (23,572)

BASIC (LOSS) INCOME PER SHARE
Basic (loss) income per share	$ (0.17)	$ (0.01)	$ 0.03	$ (1.93)
Weighted average shares outstanding – Basic	11,339	12,282	12,038	12,195

DILUTED (LOSS) INCOME PER SHARE:
Diluted (loss) income per share	$ (0.17)	$ (0.01)	$ 0.03	$ (1.93)
Weighted average shares outstanding – Diluted	11,339	12,282	12,048	12,195

EDGEWATER TECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,
	2011	2010
Assets
Cash and marketable securities	$ 10,333	$ 10,903
Accounts receivable, net	23,307	19,496
Prepaid expenses and other assets, current	763	1,035
Total current assets	34,403	31,434
Fixed assets, net	2,429	2,797
Goodwill and intangible assets, net	14,128	15,870
Other assets	238	175
Total Assets	$ 51,198	$ 50,276

Liabilities and Stockholders' Equity
Accounts payable	$ 1,858	$ 604
Accrued liabilities	13,934	12,391
Accrued contingent earnout consideration	126	2,800
Deferred revenue	1,569	1,301
Capital lease obligations, current	52	148
Total current liabilities	17,539	17,244
Capital lease obligations	--	52
Other long term liabilities	1,946	15
Total liabilities	19,485	17,311
Stockholders' Equity	31,713	32,965
Total Liabilities and Stockholders' Equity	$ 51,198	$ 50,276

Shares Outstanding	11,311	12,342

Non-GAAP Financial Measures

Edgewater reports its financial results in accordance with generally accepted accounting principles ("GAAP"). Management believes, however, that certain non-GAAP financial measures used in managing the Company's business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth herein and certain of the information presented by the Company from time to time may constitute non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented herein a reconciliation of these measures to the most directly comparable GAAP financial measure. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies. As noted in the footnote below, the foregoing measures have limitations and do not serve as a substitute and should not be construed as a substitute for GAAP performance, but provide supplemental information concerning our performance that our investors and we find useful.

Edgewater views Adjusted EBITDA, Adjusted EBITDA per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue as important indicators of performance, consistent with the manner in which management measures and forecasts the Company's performance. We believe Adjusted EBITDA measures are important performance metrics because they facilitate the analysis of our results, exclusive of certain non-cash items, including items which do not directly correlate to our business operations.

The non-GAAP adjustments, and the basis for excluding them, are outlined below:

Income tax provision (benefit). The exit of our former significant unrelated operations in 2000 and 2001 created significant net operating loss carry-forwards and deferred tax assets, and the tax provisions that we take under GAAP, for which there is no corresponding federal tax payment obligation for us, and the adjustments that we make to our deferred tax asset, based on the prospects and anticipated future profitability of our ongoing operations, can be significant and can obscure, either significantly, or in part, period-to-period changes in our core operating results.

Depreciation and amortization. We incur expense associated with the amortization of intangible assets that is primarily related to the various acquisitions we have completed.  We believe that eliminating this expense from our non-GAAP financial measures is useful to investors because the amortization of intangible assets can be inconsistent in amount and frequency, and is significantly impacted by the timing and magnitude of the individual acquisition transactions, which also vary substantially in frequency from period-to-period.

Stock-based compensation expense.  We incur stock-based compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation – Stock Compensation."  We exclude this non-cash expense as we do not believe it is reflective of business performance. The Company has modified its historically presented non-GAAP financial measure to exclude this expense for the purpose of calculating non-GAAP Adjusted EBITDA, Adjusted EBITDA per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue. The nature of stock-based compensation expense also makes it very difficult to estimate prospectively, since the expense will vary with changes in the stock price and market conditions at the time of new grants, varying valuation methodologies, subjective assumptions and different award types, making the comparison of current results with forward looking guidance potentially difficult for investors to interpret. Edgewater believes that non-GAAP financial measures of profitability, which exclude stock-based compensation, are widely used by analysts and investors.

Adjustments to contingent consideration earned, at fair value. We are required to remeasure the fair value of our contingent consideration liability related to acquisitions each reporting period until the contingency is settled. Any changes in fair value are recognized as a current period operating expense.   The Company has modified its historically presented non-GAAP financial measure to exclude these items for the purpose of calculating non-GAAP Adjusted EBITDA, Adjusted EBITDA per Diluted share and Adjusted EBITDA as a Percentage of Total Revenue. The Company believes that excluding these adjustments from its non-GAAP financial measures is useful to investors because they are related to acquisition events and make it difficult to evaluate core operating results.

Direct acquisition costs.  We incur direct transaction costs related to acquisitions which are expensed in our GAAP financial statements. Our non-GAAP financial measures exclude the effects of direct acquisition-related costs as we believe these transaction-specific expenses are inconsistent in amount and frequency and make it difficult to make period-to-period comparisons of our core operating results.

Fullscope embezzlement costs. During the second quarter of 2010, we discovered embezzlement activities within Fullscope, Inc. The Company, since the discovery, has incurred non-routine professional services-related expenses addressing the embezzlement issue.   Our non-GAAP financial measures exclude the effects of the embezzlement-related expenses as we believe excluding these costs from our non-GAAP financial measures is useful to investors because these expenses are not directly associated with the Company's operations and are inconsistent in amount and frequency, causing difficulties in comparisons of our core operating results.

Lease abandonment charge. During 2011, we recorded a non-cash charge of $2.2 million in connection with the abandonment of certain excess office space at our corporate headquarters. Our non-GAAP financial measures exclude expense associated with the lease abandonment charge as we believe such expense is associated with a non-routine charge, causing difficulties in comparisons of our core operating results.

Interest and other (income) expense, net. We record periodic interest and other (income) and expense amounts in connection with our cash and cash equivalents, capital lease obligations and (gains) and losses on foreign currency transactions.  Our non-GAAP financial measures exclude (income) expense associated with these items as we believe such (income) expense is inconsistent in amount and frequency and makes it difficult to make period-to-period comparisons of our core operating results.

We believe that Adjusted EBITDA metrics provide qualitative insight into our current performance; we use these measures to evaluate our results, the performance of our management team and our management's entitlement to incentive compensation; and we believe that making this information available to investors enables them to view our performance the way that we view our performance and thereby gain a meaningful understanding of our core operating results, in general, and from period to period.

EDGEWATER TECHNOLOGY, INC.
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted EBITDA
(In Thousands, except per Share Amounts)
(Unaudited)

	For The Three Months Ended December 31,		For The Twelve Months Ended December 31,
	2011	2010	2011	2010
Reported GAAP net (loss) income	$ (1,906)	$ (157)	$ 344	$ (23,572)
Add: Income tax provision	192	(138)	843	21,395
Add: Depreciation and amortization	723	1,012	2,846	4,023
Add: Stock-based compensation expense	328	294	1,201	1,034
Add: Adjustments to contingent consideration earned, at fair value	50	174	144	400
Add: Direct acquisition costs	--	2	--	451
Add: Fullscope embezzlement costs	18	775	144	1,137
Add: Lease abandonment charge	2,230	--	2,230	--
Less: Interest and other (income) expense, net	(23)	(12)	127	(34)
Adjusted EBITDA[1]	$ 1,612	$ 1,950	$ 7,879	$ 4,834
Adjusted EBITDA per diluted share[1]	$ 0.14	$ 0.16	$ 0.65	$ 0.40
Adjusted EBITDA as a % of total revenue[1]	6.1%	8.3%	7.7%	5.5%

1- Adjusted EBITDA, Adjusted EBITDA Per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue are Non-GAAP performance measures and are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either GAAP Operating Income, GAAP Net Income and Diluted Earnings Per Share. Adjusted EBITDA and Adjusted EBITDA per Diluted Share measures presented may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA is defined as net (loss) income less interest and other (income) expense, net, plus taxes, depreciation and amortization, stock-based compensation expense, adjustments to contingent consideration earned, goodwill and intangible asset impairment charges, direct acquisition costs, costs associated with the Fullscope embezzlement issue and the lease abandonment charge. Adjusted EBITDA per Diluted Share is defined as Adjusted EBITDA divided by the diluted common shares outstanding used in Diluted Earnings per Share calculations, while Adjusted EBITDA as a % of Total Revenue is defined as Adjusted EBITDA divided by Total Revenue.

CONTACT: Timothy R. Oakes, Chief Financial Officer
         Russell Smith, Senior Vice President / Investor Relations
         (781) 246-3343
         ir@edgewater.com